                                                                   EXHIBIT 10.25

DECEMBER 20, 2006 AWARD GRANT UNDER LONG-TERM INCENTIVE PLAN

     On December 20, 2006, the Compensation Committee of the Board of Directors of Quiksilver, Inc. (the "Company") granted awards to the Company's Chief Executive Officer and its President pursuant to the terms of the Company's Long-Term Incentive Plan. The awards are for the performance period beginning November 1, 2006 and ending October 31, 2009 and provide for the payment of cash bonuses at the end of the performance period if the Company achieves specified levels of earnings per share growth during the performance period.